Exhibit 99.1

SAKS INCORPORATED ANNOUNCES SEPTEMBER

COMPARABLE STORE SALES INCREASE OF 7.7%

—Saks posts 11.8% quarter-to-date comparable store sales increase—

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (October 11, 2007)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that owned sales totaled $307.4 million for the five weeks ended October 6, 2007 compared to $280.8 million for the five weeks ended September 30, 2006, a 9.5% increase. Comparable store sales increased 7.7% for the five-week period.

On a quarter-to-date basis, for the two months ended October 6, 2007, owned sales totaled $520.9 million compared to $458.9 million for the two months ended September 30, 2006, a 13.5% increase. Comparable store sales increased 11.8% for the two-month period.

On a year-to-date basis, for the eight months ended October 6, 2007, owned sales totaled $1,994.4 million compared to $1,733.4 million for the eight months ended September 30, 2006, a 15.1% increase. Comparable store sales increased 13.3% for the eight-month period.

For September, the strongest categories at Saks Fifth Avenue were women’s shoes, women’s designer sportswear, evening dresses, fragrances, intimate apparel, and men’s accessories and shoes. The weakest categories at Saks Fifth Avenue for September were women’s classic bridge sportswear, Salon Z (women’s large sizes), outerwear, and soft accessories. Saks Direct also performed well for the month.

As previously disclosed, management expects comparable store sales growth of high-single digits in the aggregate for the fall season. The Company previously disclosed that, due to the retail calendar shift and promotional adjustments, it expects to see outsized comparable store sales growth in November and below-average comparable store sales growth in October and December.

Saks Incorporated currently operates Saks Fifth Avenue, which consists of 54 Saks Fifth Avenue stores, 49 Saks Off 5th stores, and saks.com. The Company also operates Club Libby Lu specialty stores.

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Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; and changes in interest rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 3, 2007, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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